Exhibit (d)(26)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, dated as of July 29, 2016, is entered into by and among Ivy Investment Management Company, a Delaware corporation, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Advantus Capital Management, Inc., a Minnesota corporation, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), with respect to each series of Ivy Variable Insurance Portfolios f/k/a Ivy Funds Variable Insurance Portfolios (the “Trust”) listed in Appendix A attached hereto, as such may be amended from time to time by written agreement of the parties (hereinafter, each a “Fund”).

WHEREAS, the Adviser is the investment manager to the Trust, an open-end diversified management investment company organized as a series fund pursuant to the laws of the State of Delaware, and registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with certain services in connection with the Adviser’s investment advisory activities on behalf of each Fund, and the Sub-Adviser desires to furnish such services to the Adviser;

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1. Appointment of Sub-Adviser.

In accordance with and subject to the Investment Management Agreement between the Trust and the Adviser dated as of July 29, 2016, the Adviser hereby appoints the Sub-Adviser to perform certain services described herein for each Fund, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2. Obligations of and Services to be Provided by the Sub-Adviser.

(a) The Sub-Adviser shall provide the following services and assume the following obligations with respect to each Fund:

(1)	The investment of the portion of the assets of the Fund allocated to the Sub-Adviser by the Adviser from time to time (“Allocated Assets”) shall at all times be subject to the applicable provisions of the Trust Instrument, the Bylaws, the registration statement filed with the Securities and Exchange Commission (“SEC”), as amended from time to time, for the Funds (“Registration Statement”), the current Prospectus and the Statement of Additional Information of the Trust (the “Disclosure Documents”), and shall conform to the investment objective, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Trust and by the Adviser, including diversification of the holdings of the Fund as a segregated asset account in accordance with Section 817 of the Internal Revenue Code, as amended (the “Code”), and Regulation Section 1.817-5 thereunder, provided that the Adviser shall be responsible for ensuring that the Trust as a whole is “adequately diversified” if and to the extent required by Section 817(h) of the Code and Regulation 1.817-5 thereunder. Within the framework of the investment objective, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions with respect to the Allocated Assets. The Adviser agrees to promptly inform the Sub-Adviser if such objective, policies or restrictions change and to deliver to the Sub-Adviser updated Disclosure Documents.

(2)	In carrying out its obligations to manage the Allocated Assets of the Fund, the Sub-Adviser shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion therein; (2) formulate and implement a continuous risk overlay strategy in an attempt to manage the volatility of the Fund’s investment returns consistent with the investment objective and related investment policies for the Fund as set forth in the Trust’s Registration Statement; and (3) take such steps as are necessary to implement the aforementioned investment strategy by purchase and sale of securities (which may include other instruments, if the Adviser has provided written confirmation that such other instruments are permissible Fund investments and the Sub-Adviser is authorized to invest in them) including the placing, or directing the placement through an affiliate of the Sub-Adviser, of orders for such purchases and sales.

(3)	In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) and the custodian for the Fund on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the custodian of the Fund. The Sub-Adviser will not take custody of any Fund investments.

a.	The Sub-Adviser shall work with the appropriate parties (e.g., broker-dealers, Custodian) to help facilitate appropriate settlement of each purchase or sale executed by the Sub-Adviser on behalf of the Fund. Sub-Adviser shall communicate all trade details (including cancellations and revisions) to the Adviser, the broker, and the Fund’s Custodian on a timely basis.

b.	The Adviser shall be responsible for determining the level of cash to be held in each Fund. The Adviser shall retain all responsibility for the investment and management of such cash, in compliance with applicable regulations (i.e., commercial paper, repurchase agreements, Treasury bills, master notes, and other money market instruments). These investments will be done for the short-term and all such investments will be available to settle any portfolio purchases made by the Sub-Adviser. Any liability or claims related to broken trades or other issues resulting from the investment and management of cash are the responsibility of the Adviser.

c.	The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time require.

(4)	The Sub-Adviser shall, in the name of the Trust, place or direct the placement of orders for the execution of portfolio transactions with respect to the Allocated Assets in accordance with the policies with respect thereto, as set forth in the Trust’s Registration Statement, and under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions with respect to the Allocated Assets, the Sub-Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC or other applicable regulatory authority, the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5)	In placing orders or directing the placement of orders for the execution of portfolio transactions with respect to the Allocated Assets, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions. The Adviser retains the right to disapprove of certain counterparties brokers and futures commission merchants and to require the Sub-Adviser to seek approval from the Adviser before using any counterparty for over-the-counter trading. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts.

The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees regarding the total amount and usage of all commissions generated as a result of trades executed with respect to the Allocated Assets, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

(b) The Sub-Adviser shall use the same skill and care in providing services to the Trust as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser will comply with all applicable rules and regulations of the SEC.

(c) The Sub-Adviser shall (i) comply with all reasonable requests of the Trust (through the Adviser) for information, including information required in connection with the Trust’s filings with the SEC and state securities commissions, and (ii) provide such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to the administration of the Trust.

(d) The Sub-Adviser shall furnish to the Adviser for distribution to the Trust’s Board of Trustees periodic reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(e) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as one or more of the Sub-Adviser’s other discretionary accounts, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more of its discretionary accounts in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other client accounts. In no instance, however, will the Funds’ assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

(f) Consistent with U.S. securities laws, the Sub-Adviser agrees to adopt written trade allocation procedures that are “fair and equitable” to its clients which are consistent with the investment policies set out in the Prospectuses and Statements of Additional Information (including amendments) of the Funds or as the Trust’s Board of Trustees may direct from time to time. The Sub-Adviser also agrees to effect securities transactions in client accounts consistent with the allocation system described in such written procedures, to keep accurate records of such transactions and to fully disclose such trade allocation procedures and practices to clients.

(g) The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Allocated Assets of each Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Funds to promptly forward misdirected proxies with respect to the Allocated Assets to the Sub-Adviser.

The Sub-Adviser shall provide to the Adviser a copy of the Sub-Adviser’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. The Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for Allocated Assets of each Fund. The records shall conform to the applicable SEC proxy regulations.

Records of all applicable proxy voting records will be provided to the Adviser within 3 business days of any request, written or oral (voting records should be available in hard and soft copy).

(h) The Sub-Adviser shall review all notices, including but not limited to corporate action notices, and provide and respond to all corresponding requests for information in relation to the securities held in the Allocated Assets of each Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Funds to promptly forward misdirected corporate action notices with respect to the Allocated Assets to the Sub-Adviser.

(i) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior (key) personnel.

(j) The Sub-Adviser shall be willing to:

a.	Make an in-person presentation to the Trust’s Board of Trustees on their performance of their services and the investment performance of the portfolio (which is most likely to be an annual occurrence).

b.	Respond to a formal questionnaire from the Trust’s Board of Trustees in performing their duties under section 15(c) related to contract renewal (which is most likely to be an annual occurrence).

c.	Respond to a formal questionnaire from the Adviser’s managment in performing their duties under section 15(c) related to contract renewal (which is most likely to be an annual occurrence).

d.	Respond to compliance questionnaires from Adviser’s compliance officers in performance of their duties renewal (which is most likely to be a quarterly occurrence).

e.	Make marketing presentations to various groups, including but not limited to broker/dealers, wholesalers, advisors, shareholders, industry participants, or member of the press.

3. Delivery of Documents to the Adviser. The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(a) The Sub-Adviser’s current Form ADV and any amendments thereto, if applicable;

(b) The Sub-Adviser’s most recent audited balance sheet;

(c) Separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the custodian and the fund accounting agent of the Trust regarding assets for the Funds; and

(d) The Code of Ethics of the Sub-Adviser as currently in effect.

The Sub-Adviser will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials became available to the Sub-Adviser.

4. Expenses.

During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement unless otherwise specifically stated.

5. Compensation.

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Funds hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Trust Instrument, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust. The fee shall be payable in arrears on the last day of each calendar month.

The amount of such annual fee for a Fund, as applied to the average daily value of the net assets of the Fund, shall be as described in Appendix B attached hereto.

6. Renewal and Termination.

This Agreement shall be effective as of October 1, 2016, and continue in effect until September 30, 2017, and from year to year thereafter provided such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of such Fund, or by a vote of the majority of the Trust’s Board of Trustees. And further provided that such continuance is also approved annually by a vote of the majority of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated as to a Fund at any time without payment of penalty: (i) by the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Fund on 90 days’ prior written notice, or (ii) by either the Adviser or the Sub-Adviser upon 90 days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Management Agreement between the Trust and the Adviser or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

7. General Provisions.

(a) The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Allocated Assets of each Fund, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b) The Adviser and the Trust’s Board of Trustees understand that the value of investments made for the Allocated Assets of each Fund may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. The Adviser has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Allocated Assets of each Fund. They also understand that investment decisions made with respect to the Allocated Assets of each Fund by the Sub-Adviser are subject to various market and business risks.

(c) This Agreement shall not become effective as to a Fund unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the Fund.

(d) The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Funds. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Trust, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

8. Confidential Treatment. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Funds, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services with respect to the Allocated Assets of each Fund.

9. Representations and Warranties. The Sub-Adviser hereby represents and warrants to the Adviser and the Trust as follows:

(a) The Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b) The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;

(c) The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

(d) The Sub-Adviser has reviewed the portion of (i) the Registration Statement, and (ii) the Funds’ Prospectuses and Statements of Additional Information (including amendments) thereto, in each case in the form received from the Adviser, with respect to the disclosure about the Sub-Adviser and the Funds of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement, Prospectuses and Statements of Additional Information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

10. Compliance with Commodity Exchange Act Regulations.

(a) The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)	The Trust, with respect to each Fund, is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 and the Trust, on behalf of each Fund, has filed the notice required by CFTC Regulation 4.5(c) and shall refile such notice annually as required;

(2)	The Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to each Fund, has filed the notice required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually as required;

(3)	Each Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”); and

(4)	If the Trust, with respect to each Fund, continues to be excluded from the definition of a commodity pool operator under CFTC Regulation 4.5, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Regulation 4.5(c)(5).

(b) The Sub-Adviser hereby represents and warrants to the Adviser and the Trust that:

(1)	The Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to each Fund, has filed the notice required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually as required.

(c) Each of the Adviser and the Sub-Adviser further agrees:

(1)	To the extent that the Adviser reasonably determines or is advised by knowledgeable counsel that the CEA and the then-current CFTC regulations require (A) registration by such party as a “commodity pool operator” or “commodity trading advisor” with respect to a Fund, (B) specific disclosure, as applicable to the investors in a Fund, or (C) filing of reports and other documents with respect to a Fund, the Adviser will notify the Sub-Adviser and each of the Adviser and Sub-Adviser shall promptly and fully comply, or take reasonable steps to cause such Fund to comply, with all such requirements;

(2)	Each of the Adviser and Sub-Adviser shall comply with all requirements of the CEA and then-current CFTC regulations that apply to it, with respect to each Fund and shall cooperate and coordinate with the other party to comply with the trading restrictions in CFTC Regulation 4.5; and

(3)	Each of the Adviser and Sub-Adviser shall provide reasonable cooperation to the other in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to the other with respect to each Fund under the CEA and/or then-current CFTC regulations.

11. Use of Names.

(a) The Sub-Adviser acknowledges and agrees that the names Ivy Variable Insurance Portfolios and Ivy Investment Management Company, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, the Adviser and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names Ivy Variable Insurance Portfolios and Ivy Investment Management Company, and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to Ivy Variable Insurance Portfolios and Ivy Investment Management Company, or the Funds or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Funds in the Sub-Adviser’s marketing material as long as such marketing material does not constitute “sales literature” or “advertising” for the Funds, as those terms are used in the rules, regulations and guidelines of the SEC and the Financial Industry Regulatory Authority.

(b) The Adviser acknowledges and agrees that the names Advantus Capital Management, Inc. and Advantus Capital, and abbreviations or logos associated with those names, are the valuable property of the Sub-Adviser and its affiliates; that Sub-Adviser and its affiliates have the right to use such names, abbreviations and logos; and that the Adviser shall use the names Advantus Capital Management, Inc. and Advantus Capital, and associated abbreviations and logos, only in connection with the Adviser’s duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Adviser agrees to obtain prior written approval from the Sub-Adviser before using or referring to Advantus Capital Management, Inc. or Advantus Capital, or any abbreviations or logos associated with those names.

12. Reports by the Sub-Adviser and Records of the Funds. The Sub-Adviser shall furnish the Adviser monthly, quarterly and annual reports concerning transactions with respect to the Allocated Assets of the Funds, including information required to be disclosed in the Trust’s Registration Statement, in such form as may be mutually agreed. The Sub-Adviser shall permit the financial statements, books and records with respect to the Funds to be inspected and audited by the Trust, the Adviser or their agents at all reasonable times during normal business hours. The Sub-Adviser shall immediately notify and forward to both the Adviser and legal counsel for the Trust any legal process served upon it on behalf of the Adviser or the Trust. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Trust’s Registration Statement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Funds are the property of the Funds and the Trust and further agrees to surrender promptly to the Trust or the Adviser any such records upon the Trust’s or the Adviser’s request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Funds with respect to the Allocated Assets. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

13. Indemnification. The Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Funds, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-adviser of the Funds (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information covering the Funds or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use in the Trust’s Registration Statement, or upon verbal information confirmed by the Sub-Adviser in writing expressly for use in the Trust’s Registration Statement, or (3) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities as investment manager of the Funds (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information covering the Funds or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use in the Trust’s Registration Statement or other than upon verbal information confirmed by the Sub-Adviser in writing expressly for use in the Trust’s Registration Statement; provided, however, that in no case is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

14. Assignment by the Sub-Adviser. This Agreement shall not be assigned by the Sub-Adviser to any other person or company without the Adviser’s prior written consent.

15. Jurisdiction. The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Kansas over any suit, action or proceeding arising out of or relating to this agreement. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

Nothing in this Section 15 shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

16. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter sent to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: President

If to the Trust or Funds:	IVY VARIABLE INSURANCE PORTFOLIOS
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Legal Department

If to the Sub-Adviser:	ADVANTUS CAPITAL MANAGEMENT, INC.
400 Robert Street North
St. Paul, MN 55101, U.S.A.
Attention: Chief Compliance Officer

17. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Henry J. Herrmann
Its:	President

ADVANTUS CAPITAL MANAGEMENT, INC.

By:	/s/ David Land	By:	/s/ John Leiviska
Its:	Vice President	Its:	Vice President

APPENDIX A

TO INVESTMENT SUB-ADVISORY AGREEMENT

Ivy VIP Pathfinder Moderate - Managed Volatility

Ivy VIP Pathfinder Moderately Aggressive - Managed Volatility

Ivy VIP Pathfinder Moderately Conservative - Managed Volatility

APPENDIX B

TO INVESTMENT SUB-ADVISORY AGREEMENT

FEE SCHEDULE

A cash fee computed each day on net asset value for each Fund at the annual rate listed below:

Ivy VIP Pathfinder Moderate - Managed Volatility

Net Portfolio Assets	Fee
Up to $500 million	0.20%
Over $500 million and up to $1 billion	0.17%
Over $1 billion	0.15%

Ivy VIP Pathfinder Moderately Aggressive - Managed Volatility

Net Portfolio Assets	Fee
Up to $500 million	0.20%
Over $500 million and up to $1 billion	0.17%
Over $1 billion	0.15%

Ivy VIP Pathfinder Moderately Conservative - Managed Volatility

Net Portfolio Assets	Fee
Up to $500 million	0.20%
Over $500 million and up to $1 billion	0.17%
Over $1 billion	0.15%